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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS AGREEMENT, made effective as of the 10th day of November, 2000, by and between William D. Starbuck (hereinafter "Starbuck") currently residing in Ridgefield, Connecticut, and NewMil Bank (hereinafter "NewMil" or "Bank"), a Connecticut banking corporation with its headquarters and principal offices in New Milford, Connecticut is intended to set forth and govern the terms of employment by the Bank. This Agreement supersedes any prior agreements or understandings written or oral between the parties and shall be the sole source of either party's rights and obligations.

     SUPERCEDING AGREEMENT. This Agreement takes place in the context of an acquisition/merger by and among NewMil Bancorp, Inc., parent company to the Bank ("Holding Company"), the Bank and Nutmeg Federal Savings & Loan Association pursuant to which Nutmeg shall merge into the Bank with the Bank as surviving entity. Starbuck has a Change of Control Agreement with Nutmeg. This Agreement will supercede and replace in its entirety the Nutmeg Change of Control Agreement, and Starbuck shall not be entitled to any payment thereunder.

     1.   Position, Duties and Term.
          -------------------------
     Beginning on the 10th day of November, 2000 Starbuck shall be employed as a Senior Vice President of the Bank. He shall be responsible for and carry out such duties as may be assigned to him by the President, and he shall report to the President and/or his designee (the current designee shall be Senior Vice President John A. Baker). He agrees to devote his full-time best efforts to the performance of his duties. He shall not perform services for any other business without the prior consent of the Bank, in its discretion. He may also be elected or

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appointed to officer positions in the Holding Company, and/or subsidiaries of the Bank or Holding Company, for which he will not receive additional compensation.

     The term of this Agreement shall be from November 10, 2000 until December 1, 2002. This Agreement may be extended further only by a written extension document executed by both parties. The Bank agrees to review a possible extension of the Agreement no later than July 1, 2002.

     2.   Compensation.
          ------------

     Starbuck shall be employed at a base annual salary of One Hundred Twenty Thousand Dollars ($120,000.00) per year. Salary payments shall be paid in accordance with the Bank's general payroll schedule. Starbuck shall have his performance reviewed each year during the month of December beginning in December 2001 (or such other month as all senior officers are reviewed for the 2001 fiscal year end) by the Board of Directors of the Bank. The Board may determine at that time, in its discretion, and from time to time during the term of this Agreement, to increase Starbuck's base annual salary and/or to pay Starbuck performance bonuses (collectively, "Total Annual Cash Compensation").

     Starbuck shall also receive a Bonus of $223,000.00, payable in two parts:
(a) $55,750.00 on January 5, 2001; and (b) $167,250.00 on December 1, 2002. In
the event of a change of control (as defined in Paragraph 5 below) the Bonus shall vest and be deemed fully earned on the day preceding the change of control.

     3.   Benefits.
          ---------

     Starbuck shall receive all benefits as are generally made available to other senior executives of the Bank, such as medical insurance, dental insurance, life insurance, long-term disability insurance, and such pension, profit sharing and/or 401(k) plans as may be available

                                       2.

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from time to time. Booklets and summary plan descriptions describing benefits as may from time to time exist shall be made available to Starbuck. Starbuck shall be entitled to a paid vacation of four weeks per calendar year (excluding the year 2000 for which no vacation will be available) during the term of this Agreement. Unused vacation time shall not accrue from year to year but shall be used, if at all, during the calendar year in which it was first available, unless otherwise agreed to by the President of the Bank. The Bank may also provide Starbuck with other benefits typically provided to senior officers of community banks in its discretion.

     4.   Stock Options.
          -------------

The Bank intends to cause the Company to grant stock options to Starbuck similar to those granted to officers of similar status at the Bank, subject to the terms of the Company's 1986 Stock Option Plan and the availability of options thereunder. This determination, as with stock options for all senior officers shall be made by the Board of Directors of NewMil Bank in their discretion.

     5.   Termination.
          -----------

          a. For Cause. Starbuck may be terminated at any time for cause. In
             ---------
such event, the Bank shall have no further obligation to him under this Agreement from the date of termination, other than payment of any compensation due but not yet paid. Cause is defined for purposes of this Agreement as:

               (1) misconduct involving dishonesty, felonious conduct, breach of trust, or moral turpitude; (2) insubordination or material willful neglect in the performance of his duties; (3) material breach of the provisions of this Agreement; (4) his violation of applicable banking law having material, adverse consequences to the Bank or

                                       3.

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     Company; or (5) if the Bank's regulatory authorities obtain an order or assert other regulatory enforcement powers effecting Starbuck's removal as an officer of the Bank.

          b. Disability. The Bank may also terminate Starbuck if he is unable to substantially and effectively perform his duties for more than six months because of physical or mental disability. The Board of Directors is entitled to rely on such medical or other credible information as is reasonably available to it at the time in making such determination. Should Starbuck be terminated for reasons of such physical or mental disability, he shall, subject to the limitations on unused vacation time provided for in Paragraph 3 "Benefits" above, be entitled to a lump sum payment for accrued but unused vacation time and any compensation due but not yet paid, after payment of which the Bank shall have no further obligation to him under this Agreement.

          c. Without Cause. The Bank may terminate Starbuck's employment other than for cause or disability as defined in either Paragraph (a) or (b) above at any time. It shall give him 30 days prior written notice, but shall not be obligated to state a reason therefor, whereupon Starbuck shall receive, in full satisfaction of any and all claims he may have against the Bank including, but not limited to claims under this Agreement or under any Bank policy or program, federal or state employment, discrimination or other statutes, the remainder of the base salary which would be due to him for the balance of the employment term (the "Deemed Term") and all other compensation due but not yet paid, and his usual and customary medical (including vision) and dental insurance benefits for a period of three months following notification of termination; and, in addition, (but subject to the limitation on unused vacation time provided for in Paragraph 3 "Benefits" above), Starbuck shall be entitled to lump sum payment for any accrued but unused vacation time. The remainder of the base salary shall be paid to him over the

                                       4.

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Deemed Term consistent with the Bank's then regular payroll practice. It is expressly understood that the parties have discussed the payment of severance pay in the event of termination without cause, but Starbuck has agreed that any and all payments to him shall be limited as described herein.

          d. Termination due to Change of Control. Should a Change of Control
             ------------------------------------
occur during his term of employment, Starbuck will be entitled to an immediate payment of any unpaid Bonus as described in Section 2 of this Agreement.

     For the purposes of this Agreement, "Change of Control" shall mean:

     (1) a merger, acquisition, consolidation, sale of assets or other reorganization to which the Bank or the Holding Company is a party, as a consequence of which members of the Bank's or the Holding Company's Board of Directors in office immediately prior to such transaction constitute less than a majority of the Board of Directors of the reorganized or successor institution immediately thereafter;

     (2) a proxy contest to which the Holding Company is a party, as a consequence of which members of the Holding Company's Board of Directors in office immediately prior to such event constitute less than a majority of the Board of Directors thereafter;

     (3) an event or events occurring after the date hereof as a result of which any Person (as hereinafter defined) is or becomes the Beneficial Owner (as hereinafter defined), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Holding Company's then outstanding securities without the prior approval of at least two-thirds of the members of the Holding Company's Board of Directors in office immediately prior to such Person attaining such percentage interest; or

                                       5.

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     (4) a merger, acquisition, consolidation, sale of assets or other reorganization to which the Bank or the Holding Company is a party, unless in any such case the shareholders of the Holding Company, in their capacities as such and as a result of such transaction, shall own at least fifty percent (50%) of the voting power of the outstanding capital stock of the Holding Company or the survivor or successor thereto.

     A "Change of Control" shall be deemed not to have occurred if such event is mandated or directed by a regulatory body having jurisdiction over the Bank's or Holding Company's operations. "Person" shall have the meaning of such term as used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act"). "Beneficial Owner" shall have the definition of such term as defined in Rule 13d-3 under the Act. The filing of a Form 13D or 13G by a Person shall not in and of itself be deemed a Change of Control.

     6.   Noncompetition and Confidential Information.
          -------------------------------------------

     Starbuck agrees that during the term of employment, the Deemed Term (if any), and, if later, for a period of six months following termination of his employment with the Bank, he shall not either directly or indirectly as agent, stockholder, employee, officer, director, trustee, partner, proprietor or otherwise (except as a passive investor holding not more than 1% equity in another entity) engage in, render advice or assistance to or be employed on a compensation basis by any person, firm or entity which is in competition with the Bank. This paragraph shall apply only where either: (1) the person, firm, or entity is headquartered in New Milford or Danbury, Connecticut; or (2) the person, firm, or entity is headquartered elsewhere but Starbuck maintains an office in New Milford or Danbury, Connecticut. This paragraph shall not restrict Starbuck from competing after termination of employment with the Bank if there shall have been a

                                       6.

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Change of Control (as described in Paragraph 5(d) above) or if he is terminated by the Bank without cause. Starbuck acknowledges that during the course of his employment, he will have produced and had access to material, records, data, trade secrets and information not generally available to the public ("confidential information") regarding the Bank and its customers. Starbuck agrees to hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such confidential information. All records, files, documents, and other materials or copies thereof relating to the Bank's business and the business of any subsidiary thereof shall be and remain the sole property of the Bank, shall not be removed from the Bank's premises except for bona fide business purposes and shall be promptly returned to the Bank upon termination of employment with the Bank.

     7.   Interpretation and Enforcement.
          -------------------------------

          a. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Connecticut.

          b. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provisions of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          c. This Agreement shall inure to the benefit of, and be binding upon, the successors, personal representatives, heirs and assigns of Starbuck and the Bank. Starbuck shall not be entitled to assign his duties under this Agreement.

     8.   Arbitration.
          -----------

     Except as hereinafter provided, any and all disputes involving the interpretation or claimed breach of this Agreement shall be fully and finally resolved in arbitration under the Commercial Arbitration Rules of the American Arbitration Association. Any claim for

                                       7.

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arbitration shall be filed with the American Arbitration Association in accordance with its Rules but no later than 180 days following the alleged breach or 180 days following knowledge of the alleged dispute. The arbitration hearing shall be conducted as promptly as the arbitrator determines reasonable in the State of Connecticut.

     9.   Injunctive Relief.
          -----------------

     Notwithstanding Paragraph 8 above, the Bank may seek immediately injunctive relief in a court of competent jurisdiction should it believe that Starbuck is violating Paragraph 6 above regarding noncompetition or confidential information. Arbitration shall be inapplicable to any such claim.

     10.  Regulatory Restrictions.
          -----------------------

     Notwithstanding any provision to the contrary in this Agreement, the Bank shall not be required under this Agreement to continue Starbuck in his position(s) at the Bank, or to make any payments to Starbuck, if the regulatory authorities having jurisdiction over the Bank order Starbuck's removal from the Bank, or if the Bank determines that any payment would constitute an illegal "excess parachute" payment under 12 U.S.C. Section 1828(k), or an "unsafe or unsound banking practice" pursuant to 12 U.S.C. Section 1818(b).

                                          NEWMIL BANK


Date:                                     By:
     -------------------                      ----------------------------
                                              Francis J. Wiatr, Chairman,
                                              President and CEO

Date:
     -------------------                      ----------------------------
                                              William D. Starbuck

                                       8.